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Exhibit 23.2


Consent of Independent Accountants


The Board of Directors
James River Bankshares, Inc.
Suffolk, Virginia


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-99156, 333-07999 and 333-61329) of James River Bankshares, Inc. of our report dated January 28, 1999, relating to the consolidated balance sheets of James River Bankshares, Inc. and Subsidiaries as of December 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1998 and 1997, which report appears in the December 31, 1999 Annual Report on Form 10-K.

/s/ Goodman & Company, L.L.P.

Colonial Heights, Virginia
March 27, 2000